Exhibit 11.1
Dragon Bright Mintai Botanical Technology (Cayman) Limited
CODE OF ETHICS

Introduction

This Code of Ethics (the “Code”) contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated there under, this Code shall be our code of ethics for our chief executive officer, chief financial officer, or persons performing similar functions (collectively, “Senior Financial Officers”).

Code Compliance and Reporting

Our Senior Financial Officers should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any Senior Financial Officer who becomes aware of any existing or potential violation of this Code should promptly notify the Board of Directors. We will take such disciplinary or preventive action, as we deem appropriate to address any existing or potential violation of this Code brought to our attention.

Personal Conflicts of Interests

A “personal conflicts of interest” occurs when an individual’s private interest improperly interferes with the interests of the Company. Personal Conflicts of interest, whether actual or apparent, are prohibited as a matter of company policy, unless they have been approved or waived by the Company. In particular, a Senior Financial Officer must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

Full, Fair, Accurate, Timely, and Understandable Disclosure

In performing his or her duties, each of the Senior Financial Officers will endeavor to promote, and will take appropriate action within his or her areas of responsibility to cause the Company to provide, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications.

In performing his or her duties, each of the Senior Financial Officers will, within his or her areas of responsibility, engage in, and seek to promote, full, fair and accurate disclosure of financial and other information to, and open and honest discussion with, the Company’s auditors.

Compliance with Laws, Rules and Regulations

It is Company policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Senior Financial Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations.

Generally, it is both illegal and against company policy for any Senior Financial Officer who is aware of material nonpublic information relating to the Company, to buy or sell securities or recommend that another person buy, sell or hold the securities of the Company.

Promote a Positive Work Environment

All employees want and deserve a workplace where they feel respected, satisfied, and appreciated. We respect cultural diversity and will not tolerate harassment or discrimination of any kind especially involving race, color, religion, gender, age, national origin, disability, and veteran or marital status.

Providing an environment that supports honesty, integrity, respect, trust, responsibility, and citizenship permits us the opportunity to achieve excellence in our workplace. While everyone who works for the Company must contribute to the creation and maintenance of such an environment, including our executives and management personnel, which have a responsibility for fostering a work environment that is free and open and will bring out the best in all of us.

Company Records

We will maintain accurate and complete Company records. Transactions between the Company and outside individuals and organizations will be accurately entered in our books in accordance with generally accepted accounting practices and principles. The Company will not tolerate anyone misrepresenting facts or falsifying records. It will not be tolerated and will result in disciplinary action.

Amendment, Modification and Waiver

This Code may be amended or modified by the Board of Directors. Waivers of this Code may only be granted by the Board of Directors. Waivers of this Code may be made only by our Board of Directors and will be disclosed to the public as required by law or the rules of the exchange on which our capital stock trades.